ASSET PURCHASE AND RESTRUCTURE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of this 17th day of April, 2015(this “Agreement”) by and among LANS HOLDINGS, INC., a Nevada corporation (the “Purchaser”), TRANSACTION DATA USA INC. (the “Seller”) TREVOR ALLEN and SOUNDMAX LTD. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller’s rights, title and interest in and to the Assets (as hereinafter defined), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I CERTAIN DEFINITIONS

1.1       CERTAIN DEFINITIONS.

(a)                 The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“ACTION” means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

“AFFILIATE” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, “CONTROL” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“AGREEMENT” has the meaning set forth in the preamble hereto. “ANCILLARY AGREEMENTS” means the Bill of Sale and the IP Assignment. “ASSETS” has the meaning set forth in Section 2.1.

“BILL OF SALE” has the meaning set forth in Section 3.2(b).

“BUSINESS DAY” means any day other than Saturday, Sunday or any day on which banks in Las Vegas, Nevada are required or authorized to be closed.

“CLOSING” has the meaning set forth in Section 3.1. “CLOSING DATE” has the meaning set forth in Section 3.1

“COMPETITIVE PRODUCT” means any product that competes directly with the use, potential use, or expected use of the Assets, or any part thereof, or with any product currently sold by Purchaser.

“CONTRACT” means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

“EXCLUDED ASSETS” has the meaning set forth in Section 2.3.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“GOVERNMENTAL ENTITY” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

“INDEBTEDNESS” means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non- recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person

“INTELLECTUAL PROPERTY” means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.

“IP ASSIGNMENT” has the meaning set forth in Section 3.2(c).

“KNOWLEDGE” means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller.

“LAWS” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“LIABILITY” means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

“LIEN” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

“LOSS” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

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“MATERIAL ADVERSE EFFECT” means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

“ORDER” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“PERSON” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“PURCHASE PRICE” has the meaning set forth in Section 2.1.

“PURCHASER” has the meaning set forth in the preamble hereto.

“REPRESENTATIVES” means, with respect to any Person, the directors, officers, managers, employees, counsel, accountants and other authorized representatives of such Person.

“SELLER” has the meaning set forth in the preamble hereto.

“SOFTWARE” means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

“SOLVENT” means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

“TAX RETURNS” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a tax authority in any jurisdiction relating to Taxes.

“TAXES” means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“THIRD-PARTY CLAIM” has the meaning set forth in Section 7.2(a).

“TRANSFER TAXES” means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b)                 For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles”, “Sections”, “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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ARTICLE II PURCHASE AND SALE OF ASSETS

2.1                PURCHASE AND SALE OF ASSETS.

(a)                 At the Closing, as hereinafter defined, Purchaser shall pay Seller for the Assets (the “PURCHASE PRICE”) shares of common stock, par value $0.001 per share, equal to forty-five percent (45%) of the issued and outstanding shares of common stock in Purchaser, which amounts to fifty nine million nine hundred and eighty five thousand (59,985,000) shares (the “SHARES”) as of the effective date of this Agreement. The Shares shall be issued in the form of a combination of Common Shares and Series A Convertible Preferred Stock bearing a restrictive legend, titled and in denominations as shall be directed by Seller at Closing. The features of the Series A Convertible Preferred Stock are substantially contained in the form and substance of the Certificate of Designation, attached hereto as Exhibit A. The Purchase Price shall be consummated as follows:

(i)                   Purchaser shall issue to Seller four hundred thousand (400,000) shares of Series A Convertible Preferred Stock;

(ii)                 Purchaser shall issue to Seller nineteen million nine hundred and eight five thousand (19,985,000) shares of common stock;

(iii)                Purchaser shall issue to Trevor Allen one hundred thousand (100,000) shares of Series A Convertible Preferred Stock in exchange for Mr. Allen cancelling seven million (7,000,000) shares of common stock; and

(iv)               Purchaser shall issue to Soundmax Ltd. ninety nine thousand eight hundred and fifty nine (99,859) shares of Series A Convertible Preferred Stock in exchange for SoundmaxLtd cancelling twelve million nine hundred and eighty five thousand (12,985,000) shares of common stock.

(b)                 In consideration of the payment by the Purchaser of the Purchase Price, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller’s right, title and interest in and to all of the Assets, free and clear of all Liens. The term “ASSETS” means all assets of Seller of any nature and kind whatsoever, including but not limited to the following: (a) the Equipment and other Tangible Assets set forth on Schedule 2.1(a) attached hereto; (b) all Domain Names, websites and Intellectual Property of Seller as set forth on Schedule 4.6 attached hereto; (c) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of counterclaim or otherwise; (d) contracts to which Seller is bound as set forth on Schedule 4.5; and (e) all current and future customer accounts, including accounts receivable as set forth on Schedule 2.1(e) hereto.

2.2       ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller’s business (including Tax Liabilities) except as are expressly set forth on Schedule 2.2.

2.3     EXCLUDED ASSETS. Notwithstanding anything else to the contrary contained herein, the Assets purchased in this Agreement do not include the Seller’s source code and all intellectual property associated with the Payment-Engine and Payments and box.

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ARTICLE III THE CLOSING

3.1       CLOSING. The closing of the transactions contemplated hereby (the “CLOSING”) shall take place one day from the effective date of this Agreement at the offices of Purchaser at such date as the parties hereto may mutually determine in writing (the “CLOSING DATE”).

3.2        DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing the items listed below:

(a)                 a Bill of Sale and General Assignment for the Assets, duly executed by the Seller, in the form attached hereto as Exhibit B (the “BILL OF SALE”);

(b)                 an intellectual property assignment, duly executed by the Seller, in the form attached hereto as Exhibit C (the “IP ASSIGNMENT”);

(c)                 written letter of instructions to Purchaser, specifying the names and denominations in which the Shares are to be delivered, executed by all Sellers, together with tax identification numbers and mailing addresses for each recipient; and

(d)                 such other documents and instruments as the Purchaser may reasonably request.

3.3       DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a)                 The Shares; and

(b)                 such other documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, Seller represents and warrants to the Purchaser as follows:

4.1         AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereto and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms.

4.2        BROKERS’ FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.3       NONCONTRAVENTION. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

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4.4        LITIGATION. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.5       CONTRACTS. Except as disclosed on Schedule 4.5, there are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement).

4.6       INTELLECTUAL PROPERTY. Seller represents and warrants that:

(a)                 Schedule 4.6 contains a list of all patents, trade names, trademarks and/or copyrights and all applications therefor owned by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patents, trade names, trademarks and/or copyrights and all applications therefor. Schedule 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

(b)                 Except as disclosed on Schedule 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property in and to the Assets, including the Intellectual Property set forth on Schedule 4.6, free and clear of all Liens. Except as disclosed on Schedule 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on Schedule 4.6, the Purchaser will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Purchaser shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on Schedule 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c)                 With respect to the Seller’s Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller’s knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any product formula or design, or any portion or aspect of any product formula or design, which is part of the Assets, including the Intellectual Property.

4.7       TITLE TO ASSETS. Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

5.1        AUTHORIZATION. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms. Purchaser is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under Nevada law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

5.2       NONCONTRAVENTION.

(a)                 Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b)                 The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser does not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.3        BROKERS’ FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1        CONDITIONS TO CLOSING BY THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

(a)                 The representations and warranties of certain of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)                 The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                 The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d)                 There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e)                 The Seller shall have delivered each of the items described in Section 3.2.

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6.2                               CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a)                 The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)                 The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                 The Purchaser shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d)                 There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e)                 The Purchaser shall have delivered each of the items described in Section 3.3.

ARTICLE VII

POST-CLOSING COVENANTS

7.1        TRANSFER TAXES. Notwithstanding anything herein to the contrary, Purchaser shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Seller, the Seller shall notify the Purchaser of the amount of such tax, and the Purchaser shall promptly pay to the Seller the amount of such tax.

7.2       FURTHER ACTION. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

7.3        MANAGEMENT AND FUNDING. From and after the Closing Seller will use its resources to support the development of the new future business to accomplish PCI DSS P2PE validation of the “MCRd.” Seller will require the Purchaser to provide a location, physical address and phone numbers for a USA Presence for Purchaser. Purchaser on its best efforts basis will agree to contribute no less than Three Hundred and Seventy-Five Thousand U.S. Dollars ($375,000) for its own working capital needs and may be used for the certification of devices by platform partner CREDITCALL of the Miura Systems line (M6, M7 and M10) as well as Ingenico IPP350 and Verifone VX820 for use as bundled solution with PAYMENT-ENGINE and PAYMENTSANDBOX products under the following schedule:

(a)                 Seventy-Five Thousand ($75,000) upon the Closing;

(b)                 One Hundred and Fifty Thousand ($150,000) within thirty (30) days of Closing;

(c)                 One Hundred and Fifty Thousand ($150,000) within sixty (60) days of Closing; and

(d)                 The time period allotted in Section 7.3(b) and (c) will automatically be extended for an additional forty-five (45) days in the even Purchaser is unable to secure financing through no fault of its own.

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7.4       APPOINTMENT OF BOARD SEATS/MANAGEMENT. Purchaser will agree to appoint two (2) persons designated by Seller to Purchaser’s board of directors. Once appointed, Seller will assist as required in recruiting, contracting and hiring active members of the management team to represent Purchaser in the USA market, and abroad.

7.5         REVENUE SHARE. The parties will agree to a revenue share of sales accomplished as follows:

For new customers:

(a)                 Revenue share is a 1/3 to Seller and 2/3 to Purchaser over platform costs with direct relationships with Seller and /or service providers of Seller. Revenue is defined as transaction and subscription fees generated by the sale of the platform.

(b)                 CT Payments - 1 cent Purchaser and 0.5 cent per transaction Seller. This is a legacy deal over a platform that will be phased out and replaced with a new host platform as a result of the new partnership between Seller and Purchaser.

(c)                 SureGate – The fee is 0.0005 per transaction. This account revenue share is 80% to Purchaser and 20% to Seller;

(d)                 Spindle - 1 cent per transaction to Seller and 2 cents to Purchaser; and

(e)                 Rise Pay - 1 cent per transaction to Seller and 2 cents to Purchaser.

ARTICLE VIII

MISCELLANEOUS

8.1         SURVIVAL. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

8.2        NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

8.3        ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

8.4       SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

8.5         DRAFTING. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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8.6       GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

8.7       AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

8.8         SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

8.9       EXPENSES. Except as otherwise expressly set forth herein or therein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

8.10          INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

8.11        SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

8.12          HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13        COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Lans Holdings, Inc. (“Purchaser”)

By: /s/ Trevor Allen

Trevor Allen

Its: President

Transaction Data USA Inc.(“Seller”)

By: /s/ Anthony Ribas

Anthony Ribas

Its: General Manager/CEO

/s/. Trevor Allen

Trevor Allen, individually

Soundmax Ltd.

/s/ Authorized Signatory

By:

Its:

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EXHIBIT A

CERTIFICATE OF DESIGNATION

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EXHIBIT B

BILL OF SALE

KNOW ALL PERSONS BY THESE PRESENTS:

TRANSACTION DATA USA INC.(the “Seller”), in consideration of ten dollars and no cents ($10.00) and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer and set over to LANS HOLDINGS, INC., a Nevada corporation, (“Buyer”), all of Seller’s right, title and interest in and to the equipment and other tangible personal property described on Schedule 2.1(a) attached hereto and made a part hereof (all of such personal property is hereinafter collectively referred to as the “Equipment”) except to the extent that such equipment is specifically excluded therein.

Seller hereby represents and warrants to Buyer that Seller is the absolute owner of the Equipment; that the Equipment is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the Equipment and to make this Bill of Sale.

THE PARTIES AGREE THAT THE EQUIPMENT SOLD, CONVEYED, TRANSFERRED AND ASSIGNED HEREBY IS SOLD AND CONVEYED ON AN "AS IS, WHERE IS" BASIS AND THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND SHALL NOT APPLY TO THE GOODS SOLD. BUYER ACKNOWLEDGES THAT SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF USE OR LOSS OF PROFITS INCURRED BY BUYER IN CONNECTION WITH OR RELATING TO THE PURCHASE OF THE EQUIPMENT PURSUANT TO THIS AGREEMENT OR THE USE OF THE EQUIPMENT. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED HEREIN ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSE OF ANY LAW, RULE OR ORDER.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its officer thereunto duly authorized this 17th day of April, 2015.

Transaction Data USA Inc. (“Seller”)

By:/s/ Anthony Ribas

Anthony Ribas

Its: General Manager/CEO

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EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (the “Assignment”), dated as of April 17, 2015, is by and between TRANSACTION DATA USA INC. (the “Assignor”) and LANS HOLDINGS, INC.(the “Assignee”). Assignor and Assignee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Assignor and Assignee are parties to a certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which, among other things, Assignor agreed to sell and Assignee agreed to purchase certain assets of Assignor;

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that Assignor enters into this Assignment;

WHEREAS, Assignee desires to acquire all Assignor's right, title and interest in and to the Intellectual Property; and

NOW, THEREFORE, in consideration of, among other things, the Purchase Price provided for in the Asset Purchase Agreement and in further consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.                   Assignment of Domain Names. Effective as of the date of Closing provided for in the Asset Purchase Agreement, Assignor sells, transfers, conveys, assigns and delivers to Assignee and Assignee accepts all right, title and interest of Assignor in and to the websites, domain names and registrationsheld by Assignor (the “Assigned Domain Names”).

2.                   Transfer of Intellectual Property. Effective as of the date of Closing provided for in the Asset Purchase Agreement, Assignor sells, transfers, conveys, assigns and delivers to Assignee and Assignee accepts all (i) designs, discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Assignor and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Assignor, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing (the “Intellectual Property”).

3.                   Relationship with the Asset Purchase Agreement. This Assignment is intended to evidence the consummation of the transactions contemplated by the Asset Purchase Agreement. This Assignment is in all respects subject to the provisions of the Asset Purchase Agreement and is not intended in any way to supersede, limit or qualify any provision of the Asset Purchase Agreement.

4.                   Further Assurances. If a certain number of Assigned Domain Names and Intellectual Property were not duly endorsed in favor of Assignor following the relevant purchase or acquisition by, or transfer or assignment to, the same, Assignor hereby undertakes to give to Assignee all assistance reasonably necessary to the end of finalizing endorsements contemplated by this Assignment in favor of Assignee even, where necessary, by appointing an attorney-in- fact duly empowered to carry out all the actions necessary for such purpose.

5.                   Successors. This Assignment shall inure to the benefit of and is binding upon the respective successors and assigns of Assignor and Assignee.

6.                   Governing Law. This Assignment shall be governed by, and construed in accordance with (i) the laws of the United States, in respect to intellectual property issues, where applicable, and (ii) in all other respects, including as to validity, interpretation and effect, by the laws of the State of Nevada without giving effect to the conflict of laws rules thereof.

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IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed as of the date first written above.

Lans Holdings, Inc. (“Purchaser”)

By: /s/ Trevor Allen

Trevor Allen

Its: President

Transaction Data USA Inc.(“Seller”)

By: /s/ Anthony Ribas

Anthony Ribas

Its: General Manager/CEO

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SCHEDULE 2.1(a)

EQUIPMENT AND TANGIBLE ASSETS

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SCHEDULE 2.1(e)

CUSTOMER ACCOUNTS

New Potential Customer Files

CT Payment Inc.

Rise Payments LLC

Spindle Inc.

SureGate LLC

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SCHEDULE 2.2

ASSUMED LIABILITIES

None

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SCHEDULE 4.5

CONTRACTS

None

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SCHEDULE 4.6

INTELLECTUAL PROPERTY

Assets included in transfer herein are identified as the MCRd Application framework.

The MCRd Application framework consists of HTML, PHP, Python, and Java source files.

The source files are contained within a secure compressed file for transfer upon closing. The production files are contained on SECURED.payment-engine.com.

The function of the MCRd Application framework is to manage multiple tenant key parts in secure module for use to decrypt data contained within web calls from external applications and terminals to decrypt the block of data into a raw format that can be presented to the host processing module for further use in raw data format.

Contributions from TD USA, will include the filings of Trade Marks of the newly released products as a result of the Asset Acquisition: Payment-Engine, PaymentSandBox and Cloudecrypt will be filed and registered to LANs.

Partner relationships with the following will be establish and or transferred to LANs:

Creditcall (www.creditcall.com)

Miura Systems (www.miurasystems.com)

ZZ Servers (www.zzservers.com)

Dara Security (www.darasecurity.com)

Gelmato (www.gelmato.com)

Odoo (www.odoo.com)

POS on Cloud (www.posoncloud.com)

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